Filed pursuant to Rule 433
Registration number 333-163167
February 16, 2010
GSI Commerce Announces Offering of Common Stock by Selling Stockholder
KING OF PRUSSIA, Pa., February 16, 2010– Leading e-commerce and interactive marketing services provider, GSI Commerce Inc. (Nasdaq: GSIC), today announced that QK Holdings, Inc., a subsidiary of QVC, Inc., which is a subsidiary of Liberty Media Corporation attributed to its Interactive Group (Nasdaq: LINTA), has agreed to sell 9,248,968 shares of GSI common stock in a registered underwritten offering. Upon completion of this offering, QK Holdings will no longer own any shares of GSI’s common stock. GSI will not receive any of the proceeds from the offering. Closing of the offering is expected to occur on or about February 22, 2010, subject to customary closing conditions. The total number of shares of GSI common stock outstanding will not change as a result of this offering.
BofA Merrill Lynch is acting as the sole bookrunner for the offering.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Merrill Lynch at toll-free 1-866-500-5408 or e-mailing BofA Merrill Lynch at Prospectus.Request@ml.com.
About GSI Commerce
GSI Commerce® is a leading provider of services that enable e-commerce, multichannel retailing and interactive marketing for large, business-to-consumer (b2c) enterprises in the U.S. and internationally. We deliver customized solutions through an e-commerce platform, which is comprised of technology, fulfillment and customer care and is available on a modular basis or as part of an integrated, end-to-end solution. We offer a full suite of interactive marketing services through two divisions, TrueActionTM and e-Dialog. Additionally, we provide brands and retailers a platform for online private sales through RueLaLa.com, and an online, off-price marketplace, SmartBargains.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements made in this release, other than statements of historical fact, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “guidance,” “potential,” “opportunity,” “continue,” “project,” “forecast,” “confident,” “prospects,” “schedule” and similar expressions typically are used to identify forward-looking statements.

Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of GSI Commerce. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect GSI Commerce’s business, financial condition and operating results include the effects of changes in the economy, consumer spending, the financial markets and the industries in which GSI Commerce and its clients operate, changes affecting the Internet and e-commerce, the ability of GSI Commerce to develop and maintain relationships with strategic partners and suppliers and the timing of its establishment, extension or termination of its relationships with clients, the ability of GSI Commerce to timely and successfully develop, maintain and protect its technology, confidential and proprietary information, and product and service offerings and execute operationally, the ability of GSI Commerce to attract and retain qualified personnel, and the ability of GSI Commerce to successfully integrate its acquisitions of other businesses and the performance of acquired businesses. More information about potential factors that could affect GSI Commerce can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by GSI Commerce with the SEC. GSI Commerce expressly disclaims any intent or obligation to update these forward-looking statements.
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Contact:
Greg Ryan
Director Corp. Communication
GSI Commerce, Inc.
610.491.7294
mailto:ryang@gsicommerce.com